Exhibit 99.1

Press Release

Aspen Announces Initial Assessment of Losses Sustained from Hurricane Katrina and the Great New Orleans Flood

Hamilton, BERMUDA, September 8, 2005 — Aspen Insurance Holdings Limited (the "Company") (NYSE:AHL; BSX:AHL BH) today announced its initial assessment of the losses sustained from Hurricane Katrina and the Great New Orleans Flood.

We estimate that our retained losses from Hurricane Katrina after recoveries from our outwards reinsurance program, the impact of outwards and inwards re-instatement premiums and on an after tax basis will be approximately $150 million. Our estimated gross losses from Hurricane Katrina fall within our outwards reinsurance program. These estimates are consistent with our estimate of industry insured losses for Hurricane Katrina which is in the region of $40 billion. We anticipate that the majority of our losses will result from our property reinsurance lines.

As regards Hurricane Katrina losses, our estimates have been derived primarily on the basis of a contract by contract assessment of the loss, where we have reviewed our exposures in the loss-affected zones within our primary account and a per cedant review against policies underwritten in our reinsurance lines. These estimates are necessarily preliminary and are based upon information available to date, the application of our catastrophe modeling systems, market intelligence, initial tentative loss reports and other sources.

Although we believe the economic loss from the Great New Orleans Flood will exceed economic losses from Hurricane Katrina, our preliminary analysis suggests that the flood losses are substantially uninsured. We expect that Aspen's share of the industry's insured flood losses will be modest compared to Hurricane Katrina.

We also intend to revise our current top line gross written premium growth guidance of 20-25% year-on-year following Hurricane Katrina. We believe that, after allowing for re-instatement premiums and higher rates on renewal business we expected to write in the fourth quarter and potential new business opportunities, our premium growth for the year will exceed our current guidance, although we are currently assessing the extent of the change. We will provide a further update during our third quarter earnings call scheduled for October 28.

Chris O'Kane, Chief Executive Officer, commented, "These events will have far-reaching social consequences and their impact will be felt for years to come in the insurance industry. We are currently evaluating the likely impact on market conditions and on prices on loss impacted and other lines across our business, in particular on-shore and off-shore energy physical damage, major account property insurance and catastrophe exposed property reinsurance. We anticipate that we will see significant price increases in these lines. As a result of North Atlantic Hurricane activity this year and last, our underwriters, actuaries and catastrophe modelers are re-examining the foundations of catastrophe property pricing. Current atmospheric and sea surface temperature cyclical fluctuations lead us to believe that we may be in a period of exceptional turbulence for some years.

Hurricane Katrina and the Great New Orleans Flood are first and foremost humanitarian tragedies. Aspen has made charitable donations to relief agencies when disasters of similar magnitude have occurred in the past and we will do so on this occasion. Our thoughts and sympathies are with those affected by the disaster and their families at this time."

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and marine and aviation insurance worldwide through Aspen Insurance UK Limited. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen's earnings conference call may contain, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and acts of war and related legislations; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including Hurricane Katrina and the Great New Orleans Flood; evolving interpretive issues with respect to coverage as a result of Hurricane Katrina and the Great New Orleans Flood; the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; and changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business, the total industry losses resulting from Hurricane Katrina and the Great New Orleans Flood, the actual number of the Company's insureds incurring losses from these storms, the limited actual loss reports received from the Company's insureds to date, the Company's reliance on industry loss estimates and those generated by modeling techniques, the impact of these storms on the Company's reinsurers, the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers and the overall level of competition, and the related demand and supply dynamics, in the wind exposed property reinsurance lines as contracts come up for renewal. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on March 14, 2005. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Aspen Insurance Holdings Limited                                            T    441-297-9382
Noah Fields, Head of Investor Relations

UK Contacts:

The Maitland Consultancy                                                          T    44-20-7379-5151
Brian Hudspith